Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
	2012	2011	2012	2011
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$908	$862	$1,797	$1,804
Southern Power	68	56	144	138
Total	976	918	1,941	1,942
Parent Company and Other	-	(2)	26	-
Net Income–As Reported	$976	$916	$1,967	$1,942

Basic Earnings Per Share	$1.11	$1.07	$2.26	$2.27

Average Shares Outstanding (in millions)	876	860	872	854
End of Period Shares Outstanding (in millions)			875	862

	Three Months Ended September		Year-to-Date September
	2012	2011	2012	2011
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$976	$916	$1,967	$1,942
MC Asset Recovery Insurance Settlement, net	-	-	(21)	-
Net Income–Excluding Items	$976	$916	$1,946	$1,942

Basic Earnings Per Share–Excluding Items	$1.11	$1.07	$2.24	$2.27

Notes
-	For the three months and nine months ended September 30, 2012 and 2011, dilution does not change basic earnings per share by more than 3 cents and is not material.
-
In March 2009, Southern Company recorded a charge related to a settlement agreement with MC Asset Recovery, LLC (MCAR) to settle a lawsuit.  Southern Company filed an insurance claim for a portion of the MCAR settlement amount.  In June 2012, Southern Company received an insurance recovery related to this claim.  Earnings for the nine months ended September 30, 2012 include 2 cents a share for the MCAR insurance recovery.

-	Certain prior year data has been reclassified to conform with current year presentation.
-
 All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.  In addition, certain classifications and rounding may be different from final results published in the Form
10-Q.